As filed with the United States Securities and Exchange Commission on August 19, 2009.
Registration No. 033-56721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
STANLEY FURNITURE COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	54-1272589 (I.R.S. Employer Identification No.)
1641 Fairystone Park Highway, Stanleytown, Virginia 24168
(Address of Principal Executive Offices, Zip Code)
STANLEY FURNITURE COMPANY, INC.
EXECUTIVE LOAN PLAN
(Full title of the plan)
Albert L. Prillaman
Stanley Furniture Company, Inc.
1641 Fairystone Park Highway, Stanleytown, Virginia 24168
(Name and address of agent for service)
(276) 627-2000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 033-56721) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on December 2, 1994 by Stanley Furniture Company, Inc. (the “Company”). The Registration Statement registered 80,000 shares of common stock, par value $0.02 per share, of the Company (without giving effect to stock splits and dividends) (the “Shares”), to be offered and sold pursuant to the Company’s Executive Loan Plan (the “Plan”). The Plan has expired by its terms and all rights granted thereunder or governed thereby have either been exercised or expired unexercised. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering and pursuant to the power conferred on the Company by Rule 478 under the Securities Act of 1933, as amended, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stanleytown, Virginia, on August 18, 2009.

STANLEY FURNITURE COMPANY, INC.
By:	/s/ Albert L. Prillaman
Albert L. Prillaman
Chairman and Chief Executive Officer